Exhibit 4.3

RECORD No. 838/2013

PLEDGE WITHOUT CONVEYANCE OVER SHARES

GEOPARK LATIN AMERICA LIMITED AGENCIA EN CHILE

TO

DEUTSCHE BANK TRUST COMPANY AMERICAS

KNOW ALL PERSONS BY THESE PRESENTS, that, in Santiago, Chile, this February 11, 2013 before me, Enrique Mira Gazmuri, Notary Public Alternate of the Titular of the 29th Notarial Office in and for Santiago, domiciled in this city at 225 Mac-Iver, office 203, Santiago, personally appeared:

Mr. Pedro Enrique Aylwin Chiorrini, Chilean, married, lawyer, identity card No. 8,303,420-3, domiciled at 179 Nuestra Señora de los Ángeles, borough of Las Condes, Santiago, on behalf of, as shall be evidenced, GEOPARK LATIN AMERICA LIMITED AGENCIA EN CHILE, Taxpayer Identification No. 59,105,330-2, Chilean agency from GeoPark Latin America Limited, foreign company incorporated and existing under the laws of Bermuda, for this purposes with the same domicile as its representative, hereinafter “GeoPark Agencia en Chile” or the “Shareholder”

and Mr. Fernando Noriega Potocnjak, Chilean, single, lawyer, identity card No. 15.384.237-K, domiciled at Isidora Goyenechea 2800, 43TH floor, on behalf of, as shall be evidenced, Deutsche Bank Trust Company Americas, a company incorporated and existing under the laws of United States of America, domiciled at 60 Wall Street, New York, New York, 10005, United States of America, and for this purposes with the same domicile as its representative, acting in its capacity as representative of the Note Holders /as defined below/, hereinafter the “Collateral Agent”, the appearing parties being of legal age and having evidenced their identities with the aforementioned personal documents, hereby set forth as follows:

FIRST: Background.

One/ Indenture. By means of a English-language private instrument, dated February 11, 2013, and subject to the laws of the State of New York, United States of America, GeoPark Agencia en Chile, Deutsche Bank Trust Company Americas, as Trustee and Collateral Agent, and others, entered into a indenture /the “Indenture”/, pursuant which the issuance of senior secured notes was agreed /the “Notes”/ denominated in United States Dollars /”Dollars”/, for up to a total principal amount of 300,000,000 Dollars, a copy of which is registered on this date with the appearing Notary Public, record number 833/2013, and is deemed an integral part of the present instrument for all legal purposes. The capacity of Deutsche Bank Trust Company Americas as Trustee and Collateral Agent is evidenced in the Indenture, which also establishes its rights, obligations and duties. The Indenture also provides that the Collateral Agent acts on behalf of the holders of the Notes /that is, the initial purchasers of the Bonds and each subsequent holder of the notes, hereinafter the “Note Holders”/, for all legal and contractual purposes arising from the Indenture, among which are the acceptance on any collateral that may be granted to ensure the compliance of the obligations that represent the Notes and those contained in the Indenture, as established in number Five of this clause First.

Two. Characteristic of the issuance. /i/ Denomination. The Notes will be issued in minimum denomination of 200,000Dollars and, in excess of such amount, in integral multiples of 1,000 Dollars.

/ii/ Interest. The amounts owed by GeoPark Agencia en Chile pursuant the Notes will bear interest at the rate set forth below, commencing on February 11, 2013, and payable every six months at February 11, and August 11 of each year, commencing on August 11, 2013.

/iii/ Interest Rate. The applicable interest rate will be 7.50 per annum, on the basis of a 360-day year of twelve 30-days months.

/iv/ Interest Payment. Accrued interest shall be paid by GeoPark Agencia en Chile on each February 11 and August 11, commencing on August 11, 2013. In case such day is holiday, accrued interest shall be paid the next succeeding Business Day /that is a day other than a Saturday, Sunday or any day on which banking institutions are authorized or required by law to close in New York City, New York or Santiago, Chile/.

/v/ Maturity Date of the Notes. The Notes will mature on February 11, 2020. The Indenture establishes the conditions, terms, dates and costs under which GeoPark Agencia en Chile may early redeem the Notes.

/vi/ Place of Payment. The Notes shall be paid at the domicile of the institution or institutions appointed by GeoPark Agencia en Chile as its paying agent, hereinafter the “Paying Agent”. In the Indenture, GeoPark Agencia en Chile appointed Deutsche Bank Trust Company Americas as Paying Agent and Deutsche Bank Luxembourg S.A., as European Paying Agent.

/vii/ Currency. All payment by GeoPark Agencia en Chile pursuant the Indenture shall be made in Dollars of the United States of America.

/viii/ Taxes. All payments made by GeoPark Agencia en Chile pursuant the Notes shall be made free and clear of, and without withholding or deduction for or on account of, any present or futures taxes, duties, assessments or governmental charges /”Taxes”/ of whatever nature imposed, levied, collected or withheld or assessed by or within Chile or Bermuda, unless such withholding or deduction is required by law or by the administrative interpretation of the authority thereof. In the event of any such withholding or deduction of Taxes, GeoPark Agencia en Chile will pay to the Note Holders such additional amounts (“Additional Amounts”) as will result in the receipt by each holder of the net amount that would otherwise have been receivable by such holder in the absence of such withholding or deduction. Notwithstanding the foregoing, no such Additional Amounts will be payable in the circumstances detailed in Section 4.22 of the Indenture.

/ix/ Events of Default. The occurrence of any of the Events of Default /as defined in Section 6.01 of the Indenture/ constitutes an event of default with respect of the Notes. Under the occurrence of an Event of Default, subject to the fulfillment of the provisions of Section 6.02 of the Indenture, the Notes will become immediately due and payable.

Three. Obligations. All obligations owing by GeoPark Agencia en Chile under the Bonds and any other document related to or in connection with the Bonds, including, but not limited, to the Indenture or the present instrument, and any extension, amendment or supplement of any of the above mentioned documents, and any other instrument GeoPark Agencia en Chile has executed or accepted, or might execute or accept in the future in order to evidence those obligations, present or future, matured or not, at any time owing by GeoPark Agencia en Chile to the Note Holders, shall hereinafter be referred to as an “Obligation” and, collectively the “Obligations”.

Four. Collateral Agent. It is hereby stated that the Collateral Agent has been appointed on behalf of the [Note Holders] under the [Indenture] as their collateral agent and attorney, with sufficient authority to represent them on the performance of the rights and actions that the Note Holders may have pursuant to applicable law in connection to guarantees related to the Indenture or the Notes, and under any other document evidencing the Obligations. GeoPark Agencia en Chile and the other appearing parties, by means of this document, expressly accept, as provided in article 18 of Law No.

20,190, and acknowledges as sufficient the appointment of the Collateral Agent as collateral agent pursuant to the [Indenture] and the mandate granted by means of the [Indenture].

SECOND: Shares. One/ GeoPark Agencia en Chile owns 89,999,999 preferred shares of GeoPark Chile S.A. /”GeoPark Chile”/, evidenced in the share certificate No. 5. GeoPark Chile is a corporation duly incorporated and validly existing under the laws of the Republic of Chile, Taxpayer Identification Number 76,333,371-2, incorporated by means of public deed dated January 21, 2011, granted before the Notary Public of Santiago Mr. Andrés Rubio Flores, record number 76.333.361-2. A certified abstract was registered in page 5,979 number 4,660 of the Registry of Commerce of Santiago for the year 2011 and was published in the Official Gazette on February 4, 2011. Two/ Likewise, GeoPark Agencia en Chile owns 59,679 preferred shares of GeoPark Colombia S.A. /”GeoPark Colombia”/, evidenced in the following share certificates: share certificate No. 2 for 999 shares, and share certificate No. 5 for 58,680 shares. GeoPark Colombia is a corporation duly incorporated and validly existing under the laws of the Republic of Chile, Taxpayer Identification Number 76,155,021-7, incorporated by means of public deed dated June 24, 2011, granted before the Notary Public of Santiago Mrs. Antonieta Mendoza Escalas, record number 5021/2012. A certified abstract was registered in page 36,064 number 27,011 of the Registry of Commerce of Santiago for the year 2011, and was published in the Official Gazette on July 6, 2011. Three/ All the shares described in numbers One/ and Two/ herein shall hereinafter together be referred to as the “Shares”.

THIRD: Pledge without Conveyance over Shares. In order to secure complete, actual and timely performance of each and all of the Obligations, GeoPark Agencia en Chile creates to the benefit of the Note Holders, represented by the Collateral Agent, a first-priority pledge without conveyance over the Shares according to article 14 of Law number 20,190, hereinafter the “Pledge without Conveyance Law”, and over all the shares issued by GeoPark Chile or GeoPark Colombia that the Shareholder may acquire for whichever cause in the future, as established in article 9th of the Pledge without Conveyance Law, hereinafter also the “Future Shares”, and together with the Shares, the “Pledged Shares”. The right in rem over the Future Shares will be acquired once the Future Shares exist, and the right in rem shall be deemed to exist from the date of registration of this instrument in the Pledge without Conveyance Registry. The parties agree that the pledge hereby furnished is intended to secure the Note Holders, represented by the Collateral Agent, the full, effective and timely compliance of each and all the Obligations, as well as any other sum owed thereunder, including but not limited to, taxes, rights, obligations, retentions, fees, remunerations, charges, expenses, damage compensations, cost increases, financial charges, expenses and any other amount, as well as term extensions, renewals that might be agreed upon regarding the Obligations, legal fees and collection costs, if any; and in general to secure full, effective and timely compliance of each and all the Obligations.

FOURTH: Prohibition. GeoPark Agencia en Chile hereby undertakes (i) not to encumber, in whole or in part, except for the creation of the Permitted Collateral Liens, as defined in the Indenture, (ii) not to dispose, set up security interests or any charge over the Pledged Shares, in whole or in part, except to the extent permitted under the Indenture, and (iii) not to execute any act or contract whatsoever over the Pledged Shares, except for shareholders agreements that do not provide for more restrictive terms for the disposal and transfer of, or the granting of encumbrances over, the Pledged Shares than those currently in force under the shareholders agreements referred to in section five below, , all of the above without the previous written authorization of the Collateral Agent. salvo aquellos acuerdos o pactos de accionistas que no establezcan, respecto de la disposición o transferencia de las Acciones Prendadas, términos más restrictivos que los actualmente contemplados en los pactos de accionistas mencionados en la cláusula Quinta siguiente

FIFTH: Title. GeoPark Agencia en Chile represents and warrants that it holds the Shares hereby pledged as the sole and exclusive owner and that the Shares are free of any encumbrances, liens, litigation, prohibitions to sell or encumber, and other restrictions, seizures, preliminary injunctions, enforcement actions and preferential rights; and are fully paid for, and are not subject to sale promises, options, conditional sales or any other act or contract to transfer the property of the Shares or grant them as collateral for other obligations, or other impediments that affect their free disposal or the creation of this pledge, the foregoing notwithstanding of the provision of (i) shareholders’ agreement regarding GeoPark Chile, entered by GeoPark Agencia en Chile  and LG International Corp. on May 20, 2011, and (ii) the shareholders’ agreement regarding GeoPark Colombia, entered by GeoPark Agencia en Chile and LG International Corp. on December 18, 2012. Likewise, GeoPark Agencia en Chile states that there is no impediment, both to the Shares as to itself, to grant this pledge and prohibition, as well as it represents that the Pledge Shares confer it, as owner and holder of them, the right to receive the profits and other economic benefits to be distributed by the relevant company to its shareholders, in accordance with the bylaws from GeoPark Chile and GeoPark Colombia. Finally, GeoPark Agencia en Chile undertakes to ensure and respond for the fact that the Future Shares will be at the date of their acquisition free of all kind of encumbrances, liens, litigation, prohibitions to sell or encumber, and other restrictions, seizures, preliminary injunctions, enforcement actions and preferential rights; and that they will be fully paid for, and not subject to sale promises, options, conditional sales or any other act or contract to transfer the property of the Future Shares or grant them as collateral for other obligations, or other impediments that affect their free disposal or the creation of this pledge, except for the provisions of /i/ the above mentioned shareholders agreements that may be applicable to the Future Shares and /ii/ the Permitted Collateral Liens.

SIXTH: Six. One. Extension. The pledge over the Shares and the prohibitions furnished hereby, as well as the pledge that will be granted by operation of law over the Future Shares, include and are extended, to all the increases of value of the pledged Shares and the Future Shares and each of the rights that those Shares or the Future Shares, as applicable, grant to its holder. Therefore, all earnings and benefits the Shares, the Future Shares and the shares free of payment may generate will be included in the pledge hereby granted. The Collateral Agent is hereby authorized to receive the capital contributions refunds that may be agreed, and to allocate these amounts to the payment of the Obligations, if they were due. In the case of issuance of shares free of payment, such shares shall be affected by this pledge, and the Collateral Agent is hereby authorized to withdraw and receive the certificates to be issued by the issuing company to GeoPark Agencia en Chile or other persons representing the issued shares, and this pledge shall be registered in the Shareholders Registry of the issuing company at the Collateral Agent’s request or the notary’s request when acting on its behalf. In the case of issuance of new certificates by an increase in the Shares value, the new certificates will replace the previous, being the Collateral Agent authorized to change them with the relevant issuing company.

Six. Two. Extension of the pledge in case of spin-off or merger of the issuing company. In case there is a spin-off or merger of any of the companies issuing the Shares or the Future Shares, it is expressly agreed that the pledge and prohibition shall be extended to all the shares issued by virtue of the spin-off or the merger, to which the GeoPark Agencia en Chile is or would be entitled as the owner of the Shares or the Future Shares, which shall be automatically pledged. The Collateral Agent is exclusively authorized, in all previous cases of this clause, to withdraw the relevant certificates, waiving in consequence GeoPark Agencia en Chile its right to require such delivery for itself or any other person, having to register the pledge and prohibition in the relevant Shareholders’ Registry, just at the request of the Collateral Agent or the Notary Public requesting it.

Six. Three. Shares Replacements. GeoPark Chile Agency shall be entitled, upon written notice to the Collateral Agent, to replace the corresponding Shares by other shares issued by GeoPark Chile or GeoPark Colombia, and the Collateral Agent shall subscribe the relevant instruments to allow GeoPark Agencia en Chile the exercise of this right.

SEVENTH: Exercise of the Rights of GeoPark Agencia en Chile. To the extent that GeoPark Agencia en Chile is performing full, effective and timely each and all of the Obligations, GeoPark Agencia en Chile shall keep the complete exercise of the rights that it has as legitimate holder of the Pledged Shares, including the exercise of the right to attend general shareholders’ meetings, the right to collect and receive dividends of the relevant company, and the exercise of all those other relevant rights. Notwithstanding the above, the written authorization from the Collateral Agent shall be necessary to exercise the right to withdraw from a corporation as established in articles 69 et seq. of Law No. 18,046 (Corporations Law). Upon the occurrence and continuity of an Event of Default /as defined in the Indenture/, the Collateral Agent, prior written notice delivered to the issuing company of the Shares and to GeoPark Agencia en Chile, delivered through a Notary Public and as of the date of such notice, not being necessary to evidence to third parties the relevant Event of Default, shall be entitled to exercise all rights, economic and others, that GeoPark Agencia en Chile is legally entitled to as holder of the Pledged Shares, including, especially, the right to collect and receive dividends, and in this case GeoPark Agencia en Chile shall restrain from exercising such rights as well as any other right it may had been entitled to. For these purposes, GeoPark Agencia en Chile grants the Collateral Agent and irrevocable power of attorney to exercise of behalf of the first the right to voice and vote belonging to the Pledged Shares, and to collect and receive the dividends and profits and other benefits to which this pledge is extended, including the capital contributions refunds. The benefits received shall be applied by the Collateral Agent for payment of the Obligations. GeoPark Agencia en Chile hereby forbids GeoPark Chile and GeoPark Colombia to pay all or part of the dividends and other benefits referred herein to persons other than the Collateral Agent, as of the date of the notice referred herein, as provided for in article 2,389 of the Chilean Civil Code.

EIGHTH: Registration. Acceptance of the General Manager. The pledge that by this instrument is granted shall be registered in the Pledge without Conveyance Registry, pursuant to article 24 of Law 20,190, at the GeoPark Agencia en Chile sole cost. Present herein, Mr. Pedro Enrique Aylwin Chiorrini, individualized at the hearing, in its capacity as attorney duly authorized to act on behalf of GeoPark Chile and GeoPark Colombia, hereby represents that, being duly authorized to be notified on behalf of the aforementioned issuing companies, GeoPark Chile and GeoPark Colombia have been duly served of the pledge and prohibition herein furnished, and hereby undertakes to fulfil all its obligations arising hereunder. Notwithstanding the foregoing, the pledge and prohibitions hereby granted shall be communicated, registered and inscribed in the Shareholders Registry of GeoPark Chile and GeoPark Colombia, by a Notary Public, in accordance with Article 23 of the Stock Corporations Law.

NINTH: Acceptance. The Collateral Agent, duly represented as indicated above in this document and on behalf of the Note Holders, hereby accepts the pledge and prohibition created by the GeoPark Agencia en Chile hereunder.

TENTH: Delivery of stock certificates. GeoPark Agencia en Chile delivers to the Collateral Agent in this act, the original stock certificates evidencing the Shares. The Collateral Agent, duly represented as indicated above in this instrument, represents to receive the certificates to its entire satisfaction, and undertakes, in its turn, to keep and return them to GeoPark Agencia en Chile once the Obligations are fully paid, and may at its sole discretion, return the certificates at any time prior the complete fulfilment of the Obligations. The Collateral Agent will be responsible up to gross negligence or fraud in the custody of the certificates, and it is no entitled to receive any payment for such custody. GeoPark Agencia en Chile shall not, under any circumstances, request the return of the delivered certificates, until the pledge hereby furnished is release in accordance with clause thirteenth of this instrument. In case of acquisition of Future Shares, GeoPark Agencia en Chile undertakes the obligation to notify the Collateral Agent, within a 10 business day term as from such acquisition, of said acquisition  and to deliver to the Collateral Agent, with the above mentioned term, the original stock certificates evidencing the relevant Future Shares. The Collateral Agent such keep under its custody the certificates delivered to it in the terms herein described for the custody of the certificates of the Shares, and shall be subject to the same obligations and liabilities and entitled to the same right above referred.

ELEVENTH: Additional Obligations of GeoPark Agencia en Chile. To the extent the Obligations have not been fully discharged, GeoPark Agencia en Chile shall /i/ defend the Pledged Shares of third party actions, /ii/ deliver the Collateral Agent all resources that may come or be payable pursuant to any sale, transfer, redemption, seizure or disposition of the Pledged Shares, all the above in accordance with the terms of, and to the extent permitted by, the Indenture and this document, and /iii/ shall subscribe all documents and perform all actions that are necessary or that the Collateral Agent may reasonably request to register and enforce this pledge.

TWELFTH: Execution of the Pledge. The pledge furnished hereunder shall be immediately enforceable by the Collateral Agent, on behalf of the Note Holders, as provided by the Indenture and the Note, as soon as an Event of Default occurs, which results in the immediate enforcement of each and all the Obligations, as if they were immediately due and payable. The Collateral Agent may immediately demand payment of the Obligations in case any GeoPark Agencia en Chile does not timely and properly comply with the obligations provided herein.

THIRTEENTH: Conditions for the Release and Cancellation. GeoPark Agencia en Chile shall not claim the termination of the pledge and prohibition, in whole or in part, until full extintion of the Obligations, except to the extent the release and cancellation is permitted by the Indeture under other circumstances, in which case Geopark Agencia en Chile may request it only and specifically under the terms of the Indenture. The release and cancellation shall be at the expense of GeoPark Agencia en Chile.

FOURTEENTH: Power to the bearer. The bearer of an authorized copy of this deed is empowered to request the pertinent registrations and annotations with the relevant registrars.

FIFTEENTH: Expenses. The expenses, taxes, if any, notarial and registration fees as well as disbursements of any kind related to the perfection of this pledge and prohibitions, those arising under any supplemental instruments of public record deemed necessary to clarify, correct or introduce additions to this instruments and those pertaining to the cancellations or redemptions thereof shall be borne exclusively by GeoPark Agencia en Chile.

SIXTEENTH: Other guarantees. It is expressly stated that the pledge and prohibitions established hereunder are notwithstanding any other collateral or prohibition furnished by the GeoPark Agencia en Chile and/or third parties to secure the Obligations.

SEVENTEENTH: Indivisibility. It is hereby evidenced that the obligations that GeoPark Agencia en Chile has assumed hereunder are indivisible.

EIGHTEENTH: Sufficient Title. GeoPark Agencia en Chile represents and warrants in favour of the Note Holders, that a true and certified copy of this instrument, together with the Notes, constitutes fair and sufficient title to bring and continue any action deemed necessary by law in connection with the Obligations. The provisions hereof shall under no circumstances be deemed as a limitation to the rights of the Note Holders under the Indenture, the Notes or this instrument, or under the law or as a modification, replacement or limitation to the rights of the Note Holders or the Collateral Agent under the Indenture or the Notes.

NINETEENTH: Successors and Assignees. GeoPark Agencia en Chile represents that this pledge agreement and the powers-of-attorney granted hereby as well as the exercise of the rights arising hereunder and thereunder are not subject to any taxes or charges for stamp tax or comparable taxes or charges and consequently the Collateral Agent has unrestricted access to exercise its rights under no limitation whatsoever. Likewise, GeoPark Agencia en Chile represents that the pledge and prohibition furnished hereby shall be for the benefit of and the rights created thereby may be exercised by the Collateral Agent and its successors or assignees. Said successors or assignees and those who legally or voluntarily subrogate for such rights shall have the same rights and benefits against GeoPark Agencia en Chile as granted hereunder to the Collateral Agent.

TWENTIETH: Obligations in Foreign Currency. Proof is hereby rendered that each and all obligations under the Indenture, and the Notes, which payment has been agreed in foreign currency shall be understood as extinguished only up to the amount by which such currency in free convertible and available foreign currency has been received, or, were the payment made in another currency, just up to the amount with which such currency allows to purchase the foreign currency with which payment had been made due to convention or law, the business day following that one in which said money has been received.

TWENTY-FIRST: Taxes. GeoPark Agencia en Chile states that the pledge contained herein is not subject to any taxes and agrees to pay all taxes that may be payable in the future in connection with this agreement or the Pledged Shares.

TWENTY-SECOND: Nullity and Ineffectiveness. If, for any reason, one or more provisions hereof are held to be void or unenforceable in whole or in part, said holding shall not affect the effectiveness of the remaining provisions hereof or of the Indenture and the Notes, or any of the other documents related thereto, as provided by law.

TWENTY-THIRD: Lack of Modifications and Novation. The provisions hereby shall not be considered under any circumstance as a modification or limitation of the rights of the Collateral Agent, the Note Holders or GeoPark Agencia en Chile by virtue of law, the Indenture and the Notes, or by virtue of any other instrument subscribed in relation with the foregoing, nor shall be considered a novation under any circumstances.

TWENTY-FOURTH: Domicile and Jurisdiction. For all legal purposes arising hereunder, GeoPark Agencia en Chile sets its domicile in the city and borough of Santiago and submits to the competent jurisdiction of the courts of law sitting in said borough.

TWENTY-FIFTH: Applicable Law. The pledge and prohibition hereby granted are governed by Chilean law.

TWENTY-SIXTH: Power to Rectify. The appearing parties hereby confer an irrevocable special power of attorney upon Mr. Bernardo Simián Soza and Juan Cristóbal Schmidt Canessa, so that any one of them acting together with any one of Mr. Diego Peralta, Pablo Iacobelli, Salvador Valdés, Felipe Moro, Patricia Silberman and Fernando Noriega, may draft any text necessary to rectify this public deed and fulfill the full registration of the pledge granted, being empowered to sign all public or private instruments that may be required.

TWENTY-SEVENTH: Headings. The denominations given by the parties to the different provisions in this contract have been set only as reference and to make reading easier, without them affecting the meaning or scope in which the clause as a whole may differ in connection with such a denomination.

TWENTY-EIGHTH: Collateral Agent Protections.  The Collateral Agent shall act hereunder in accordance with the terms and conditions of the Indenture. Any and all actions the Collateral Agent takes or omits to take hereunder shall be covered by the indemnity provisions of the Indenture and Collateral Agent shall have the protections, immunities, rights, indemnities and benefits conferred on it under the Indenture which shall be deemed to be incorporated by reference herein.

LEGAL CAPACITIES. The legal capacity of Mr. Pedro Enrique Aylwin Chiorrini to act on behalf of GeoPark Latin America Limited Agencia en Chile is evidenced in the power of attorney granted on August 8, 2002, in Hamilton, Bermuda, which power of attorney was duly legalized and registered in the notarial records of the Notary Public of Santiago Mrs. Antonieta Mendoza Escalas on September 10, 2002, record No. 6,037/2002, ratified and complemented by means of power of attorney granted on June 1, 2007 in Hamilton, Bermuda, which power of attorney was duly legalized and registered in the notarial records of the Notary Public of Santiago Mrs. Antonieta Mendoza Escalas on June 26, 2007, record No. 5,877/2007. The legal capacity of Mr. Pedro Enrique Aylwin Chiorrini to act on behalf of GeoPark Chile S.A. is evidenced in the public deed dated May 13, 2011, granted before the Notary Public of Santiago Mr. Andrés Rubio Flores. The legal capacity of Mr. Pedro Enrique Aylwin Chiorrini to act on behalf of GeoPark Colombia S.A. is evidenced in the public deed dated December 5, 2012, granted before the Notary Public of Santiago Mr. Andrés Rubio Flores. The legal capacity of Mr. Fernando Noriega Potocnjak to act on behalf of Deutsche Bank Trust Company Americas is evidenced in the special power of attorney  granted in the city of New York, United States of America, which, duly legalized, was register under the notary public´s protocol on February 8, 2013, under the number 1658/2013 before the Notary Public of Santiago Mr. Jose Musalem Saffie. The aforementioned legal capacities are not included in this instrument since they are known both to the Parties and the authorising Notary Public. IN WITNESS WHEREOF and following a reading of these presents, the parties appearing set their hands hereunto. NOTARIAL Certification: The Notary Public of Santiago, that authorizes this public deed, attest hereto that the public deed was granted in accordance and compliance of the legal dispositions of the law No. 18.181 dated on October 27, 1982, and is totally excepted of stamp taxes in accordance and compliance of the legal dispositions of the law No 17.990, published on the Official Gazette No. 30.995 on May 4, 1981. Also attest  that this public deed has been duly recorded in the National Notarial Protocol  on this date. As a proof, and prior lecture, the appearing sign. A copy was provided. I attest.

/s/ Pedro Enrique Aylwin Chiorrini
Pedro Enrique Aylwin Chiorrini
on behalf of
GEOPARK LATIN AMERICA LIMITED AGENCIA EN CHILE
on behalf of
GEOPARK CHILE S.A.
on behalf of
GEOPARK COLOMBIA SA..

/s/ Fernando Noriega Potocnjak
Fernando Noriega Potocnjak
on behalf of
DEUTSCHE BANK TRUST COMPANY AMERICAS